Exhibit 99.1

SKYSTAR BIO-PHARMACEUTICAL COMPANY ANNOUNCES RECEIPT OF NASDAQ NOTIFICATION LETTER

Xi’an, China, October 23, 2015 – Skystar Bio-Pharmaceutical Company (NASDAQ: SKBI), a China-based manufacturer and distributor of veterinary medicine, vaccines, micro-organisms and feed additives, announced today that on October 20, 2015 it received a letter from NASDAQ Stock Market indicating that that Skystar failed to comply with Nasdaq’s filing requirement set forth in Listing Rule 5250(c)(1) (the “Rule”) because it failed to file its Form 10-K for the fiscal year ended December 31, 2014, and Forms 10-Q for the periods ended March 31, and June 30, 2015, respectively (together, the “Delinquent Reports”).

Based on its review of the materials submitted by Skystar (together, the “Submissions”), Nasdaq’s staff granted Skystar an exception until October 12, 2015, to file the Delinquent Reports and thereby regain compliance with the Rule (the “Exception”). The notification letter indicated that because the Company has not filed the Delinquent Reports and does not meet the terms of the Exception.

Nasdaq also notified Skystar of two additional, and separate, bases for delisting under Listing Rule 5250(b)(1) (failure to disclose material non-public information) and Listing Rule 5101 (public interest concerns). The information to which Nasdaq referred was the conduct by Skystar’s audit committee of an internal investigation into certain allegations, raised by Skystar’s auditors, that the auditors had been presented by Skystar personnel with false bank documents relating to one bank account. The public interest concerns arise from the audit committee’s determination that a low level employee had falsified bank documents relating to one bank account, which were then provided to the auditors by other Skystar personnel who were unaware of the falsehood. The employee who falsified the document is no longer with Skystar. After the audit committee concluded its investigation, the Company’s external auditors have resumed their audit of Skystar’s financial statements for the year ended December 31, 2014. Nasdaq’s notice indicated that all of the foregoing constituted a basis for delisting by Nasdaq.

NASDAQ Delisting Action

Skystar intends to request a review of the delisting determination by NASDAQ’s Listing Qualifications Panel. The hearing is generally scheduled approximately 30-45 days after the date of the hearing request. Unless Skystar files a request for a hearing, Skystar’s common stock will be suspended from trading on October 29, 2015. A request for a hearing regarding a delinquent filing will stay the suspension for a period of 15 days from the date of the request. Pursuant to the procedures set forth in the Nasdaq Listing Rule 5800 Series, when Skystar requests a hearing, Skystar will request a stay of the suspension, pending the hearing. A Panel will review the request for an extended stay and notify Skystar of its conclusion as soon as is practicable but in any event no later than 15 calendar days following the deadline to request the hearing. Skystar will inform the public of the conclusion of the Panel and subsequent hearing date.

About Skystar Bio-Pharmaceutical Company

Skystar is a China-based developer, manufacturer and distributor of veterinary healthcare and medical care products. Skystar has four product lines: veterinary medicines, probiotics, vaccines and feed additives formulated and packaged in house across several modern manufacturing and distributions facilities. Skystar's distribution network includes almost 3,000 distribution agents of which 360 are franchised stores with exclusivity agreements covering 29 provinces throughout China. For additional information, please visit http://www.skystarbio-pharmaceutical.com.

Safe Harbor Statements

When used in this release, the words "intends," "believes," "anticipated" and "expects" and similar expressions are intended to identify forward-looking statements. Forward-looking statements include, without limitation, the Company’s ability to complete its IgG kit effort as well as other related efforts at the Huxian facilities, the Company’s ability to timely, effectively and accurately assess the efficacy and commercial potential of any technologies that may results from such R&D efforts, the Company’s ability to timely and effectively commercialize any such technologies. The Company undertakes no obligation to publicly release the result of any revision to these forward-looking statements which may be made to reflect the events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Contact:

Skystar Bio-Pharmaceutical Company
Scott Cramer
Director - Corporate Development & U.S. Representative
(407) 645-4433